EXHIBIT 16.1

[KPMG LLP Letterhead]

June 10, 2005

Securities and Exchange Commission

450 Fifth St. N.W.

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Impac Mortgage Holdings, Inc. and, under the date of May 13, 2005, we reported on the consolidated financial statements of Impac Mortgage Holdings, Inc. as of and for the years ended December 31, 2004 and 2003, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004, and the effectiveness of internal control over financial reporting as of December 31, 2004. On June 6, 2005, we declined to stand for re-appointment as principal accountants, and such relationship will cease upon completion of the review of the Company’s interim financial statements as of June 30, 2005 and for the three- and six- month periods then ended and the filing by the Company of its second quarter Form 10-Q with the Securities and Exchange Commission. We have read Impac Mortgage Holdings Inc.’s statements included under Item 4.01 of its Form 8-K dated June 6, 2005, and we agree with such statements, except that we are not in a position to agree or disagree with Impac Mortgage Holdings, Inc.’s statement that the Audit Committee is actively evaluating several candidates for a replacement independent registered public accounting firm for Impac Mortgage Holdings, Inc..

Very truly yours,

/s/ KPMG LLP

cc: Joseph Tomkinson, Chairman and CEO

     Richard J. Johnson, CFO